Exhibit 99.1

News Release

For Immediate Release

Media Contact:	Investor Contact:

Fred Ferguson	Kelly Reisdorf
Phone: 571-343-7006	Phone: 763-433-1028
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Announces FY21 First Quarter Operating Results

Vista Outdoor Delivers 10% Organic Revenue Growth as e-Commerce Grows 40%

Vista Outdoor Delivers Robust Earnings Growth in Q1; $48M of EBIT, GAAP EPS of $0.69, Adjusted EPS of $0.51

Vista Outdoor Reduces Leverage Ratio to 2.6x on Free Cash Flow of $73M

Anoka, MN, August 6, 2020 — Vista Outdoor Inc. (NYSE: VSTO) today reported operating results for the first quarter of its Fiscal Year 2021 (FY21), which ended on June 28, 2020.

"We had an incredible start to our fiscal year, and we see continued strength going forward in both our Outdoor Products and Shooting Sports segments, with increasing participation rates across all of our categories. The hard work we have done over the past two years in building a nimble and profitable platform has enabled our brands to capitalize on these outdoor recreation trends. We are turning incremental sales growth into margin acceleration, higher quality earnings and strong cash flow, allowing us to further de-leverage our balance sheet", said Vista Outdoor Chief Executive Officer, Chris Metz. "Going forward, we will continue to reinvest our improved cash flow in several areas, including enhancing the new product innovation pipeline within our market leading brands; pursuing acquisitions that deliver top line growth and earnings accretion within one year of purchase; and further expanding our e-commerce channels to make it even easier for consumers to buy our products wherever and however they shop."

For the first quarter ended June 28, 2020:

•	Sales were $479 million, up 4 percent compared with the prior-year quarter, and up 10 percent adjusted for divested businesses.

•
Gross profit was $125 million, up 32 percent compared with the prior-year quarter, and up 41 percent adjusted for divested businesses. Gross profit margin improved by 549 bps compared with the prior-year quarter, and by 574 bps adjusted for divested businesses.

•	Operating expenses were $77 million, down 23 percent when compared with the prior-year quarter, or down 8 percent when adjusted for divested businesses and asset impairments.

•	Earnings before interest and taxes (EBIT) was $48 million, up significantly when compared with the prior-year.

•	Interest expense was $6 million, or down 42 percent when compared with the prior-year quarter.

•	Fully Diluted Earnings per Share (EPS) was $0.69, compared with $(0.29) in the prior-year quarter. Adjusted EPS was $0.51, or up 738 percent, compared with $(0.08) in the prior-year quarter.

•
Cash flow provided by operating activities was positive $77 million, compared with a use of cash of $(36) million in the prior-year quarter. Free cash flow generation was positive $73 million, compared with a use of cash of $(45) million in the prior-year quarter.

For the first quarter ended June 28, 2020 Operating Segment Results:

Shooting Sports

•
Sales were $334 million, up 8 percent compared with the prior-year quarter, or up 17 percent over the prior-year quarter adjusted for divested businesses, driven by continued consumer trends towards personal protection and a resurgence in outdoor recreation activities, offset by COVID-19 related disruptions.

•
Gross profit was $85 million, up 53 percent compared with prior-year quarter, or up 71 percent when compared with the prior-year quarter adjusted for divested businesses. The gross profit margin was 25 percent, a 735 bps increase compared with the prior-year quarter, and a 796 bps increase compared with the prior-year quarter adjusted for divested businesses. Margin acceleration is the result of improvements to pricing and mix, as well as continued benefits of cost savings initiatives.

•	EBIT was $55 million, up 224 percent compared with the prior-year quarter, and adjusting for divested businesses was up 250 percent compared with the prior-year quarter.

Outdoor Products

•
Sales were $145 million, or down 4 percent compared with the prior-year quarter, due to COVID-19 related disruptions for the majority of the quarter primarily impacting Hydration and Golf, offset by the resurgence in outdoor recreation activities and increases in the direct to consumer channel across all brands. Strong demand materialized in the last month of the quarter upon stores re-opening.

•
Gross profit was $41 million, up 3 percent compared with the prior-year quarter, due to improvements in mix and increases in direct to consumer sales. Gross profit margin was 28 percent, up 190 bps from the prior-year quarter.

•	EBIT was $12 million, up 68 percent compared with the prior-year quarter.

Please see the tables in the press release for a reconciliation of non-GAAP adjusted gross profit, EBIT, tax rate, earnings per share, and free cash flow to the comparable GAAP measures.

Outlook for Fiscal Year 2021 Second Quarter

"I was brought in to help accelerate growth at the Company. During the first quarter, in addition to organic growth, we have expanded gross margin, reduced operating expenses, lowered working capital through improved S&OP capabilities resulting in strong EBIT and free cash flow. We have made further progress towards debt paydown and have successfully reduced our leverage to 2.6 times from 4.3 times at year end.  Achieving our targeted 3x and below leverage goal earlier than anticipated, we are now able to shift our collective attention to top line growth and margin acceleration.  Investors can expect to see a focus on EBIT, Free Cash Flow and Revenue Growth in FY21," said Sudhanshu Priyadarshi, Vista Outdoor Chief Financial Officer.

Vista Outdoor's outlook for second quarter Fiscal Year 2021 is as follows:

•	Sales in a range of $495 million to $515 million

•	Earnings per Share in a range of $0.60 to $0.70

FY21 guidance does not include the impact of any additional future strategic acquisitions, divestitures, investments, business combinations or other significant transactions.

Earnings Conference Call Webcast Information

Vista Outdoor will hold an investor conference call to discuss its first quarter FY21 financial results on August 6, 2020, at 9 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations." For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number is 719-457-0820, and the confirmation code is 4885107.

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with GAAP, we are providing the information below on a non-GAAP basis, including adjusted operating expenses, adjusted earnings before interest and tax (EBIT), adjusted taxes, adjusted tax rate, adjusted net income, and adjusted fully diluted earnings per share (EPS). Vista Outdoor defines these measures as, operating expenses, EBIT, income tax, tax rate, net income, and EPS excluding, where applicable, the impact of costs incurred for contingent consideration, transaction costs, impairment of held-for-sale assets and valuation allowance. Vista Outdoor management is presenting these measures so a reader may compare operating expenses, EBIT, taxes, tax rate, net income and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Three months ended June 28, 2020
(in thousands)
	Operating Expenses	EBIT	Taxes	Tax Rate	Net Income	EPS
As reported	$77,325	$48,043	$1,149	2.8%	$40,476	$0.69
Valuation allowance	—	—	10,396		(10,396)	(0.18)
As adjusted	$77,325	$48,043	$11,545	27.7%	$30,080	$0.51

Three months ended June 30, 2019
(in thousands)
	Operating Expenses	EBIT	Taxes	Tax Rate	Net Income	EPS
As reported	$99,832	$(4,754)	$737	(4.6)%	$(16,615)	$(0.29)
Contingent consideration	(843)	843	202		641	0.01
Transaction costs	(401)	401	96		305	0.01
Impairment of held-for-sale assets	(9,429)	9,429	—		9,429	0.16
Valuation allowance	—	—	(1,555)		1,555	0.03
As adjusted	$89,159	$5,919	$(520)	10.0%	$(4,685)	$(0.08)

*NOTE: Adjustments to "as reported" results are items that are excluded to arrive at the "as adjusted" results for the quarters ended June 28, 2020 and June 30, 2019. EPS amounts may not foot due to rounding.

For the quarter ended June 28, 2020:

During the quarter ended June 28, 2020, we recorded a tax valuation allowance of $(10.4) million to recognize the utilization of available tax assets to offset otherwise payable taxes. The tax assets arise from tax losses and other tax attributes that could not be realized in the contemporaneous period. The company began FY21 with $38 million of tax-effected operating loss, credits and interest deduction carry forwards that can be used to reduce cash taxes as qualifying taxable income is generated over the remainder of FY21 and into the future. Given the infrequent and unique nature of this tax valuation allowance, we do not believe the $10.4 million reduction in tax expense related to the tax valuation allowance of the deferred tax assets is indicative of operations of the company.

For the quarter ended June 30, 2019:

During the quarter ended June 30, 2019, we recorded a portion of the approximately $10 million of compensation for the Camp Chef earn-out, which will be paid during the third quarter of this fiscal year, subject to continued Camp Chef leadership employment and the achievement of certain incremental profitability growth milestones. Given this balance is related to the purchase price of the company and is not normal compensation of the employees and will not be a continuing cost, we do not believe these costs are indicative of operations of the company. The tax effect of the contingent consideration cost was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended June 30, 2019, we incurred transaction costs associated with possible transactions, including advisory and legal fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company feels these costs are not indicative of operations of the company. The tax effect of the transaction costs that are deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended June 30, 2019, Vista Outdoor recognized a loss of $9 million related to the impairment of the firearms held-for-sale assets. Given the infrequent and unique nature of the firearms business divestiture, the company believes these costs are not indicative of ongoing operations. There is no tax effect of this loss because it is not deductible for tax purposes.

During the quarter ended June 30, 2019, we recorded a valuation allowance of $1.6 million. Due to previous impairments, the Company continues to be in a three-year cumulative loss position resulting in a valuation allowance on its deferred tax assets. Given the infrequent and unique nature of this valuation allowance, we do not believe the $1.6 million tax expense related to the valuation allowance of the deferred tax assets is indicative of operations of the company.

Free Cash Flow

Free cash flow is defined as cash (used for) provided by operating activities less capital expenditures, and excluding transaction costs which have been adjusted for applicable tax amounts. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

(in thousands)	Three months ended June 28, 2020	Three months ended June 30, 2019
Cash provided by (used for) operating activities	$77,363	$(36,168)
Capital Expenditures	(4,472)	(9,212)
Transaction costs	—	401
Free cash flow	$72,891	$(44,979)

About Vista Outdoor Inc.

Vista Outdoor is a global designer, manufacturer and marketer of consumer products in the outdoor sports and recreation markets. The company has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. For news and information, visit www.vistaoutdoor.com or follow us on Twitter @VistaOutdoorInc and Facebook at www.facebook.com/vistaoutdoor.

Forward-Looking Statements

Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements.  To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: impacts from the COVID-19 pandemic on Vista Outdoor’s operations, the operations of our customers and suppliers and general economic conditions; general economic and business conditions in the United States and Vista Outdoor’s other markets outside the United States, including conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; others' use of social media to disseminate negative commentary about us and boycotts; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with diversification into new international and commercial markets including regulatory compliance; changes in the current tariff structures; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state ammunition regulations; Vista Outdoor’s ability to realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor's ability to execute our strategic transformation plan, including our ability to realize expected benefits from the successful divestiture of non-core brands and profitability improvement initiatives; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. You are cautioned not to place undue reliance on any forward-looking statements we make. Vista Outdoor undertakes no obligation to update any forward-looking statements except as otherwise required by law. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(preliminary and unaudited)

	Three months ended
(Amounts in thousands except per share data)	June 28, 2020	June 30, 2019
Sales, net	$479,140	$459,774
Cost of sales	353,772	364,696
Gross profit	125,368	95,078
Operating expenses:
Research and development	5,010	6,494
Selling, general, and administrative	72,315	83,909
Impairment of held-for-sale assets	—	9,429
Earnings (loss) before interest and income taxes	48,043	(4,754)
Interest expense, net	(6,418)	(11,124)
Earnings (loss) before income taxes	41,625	(15,878)
Income tax provision	1,149	737
Net income (loss)	$40,476	$(16,615)
Earnings (loss) per common share:
Basic	$0.70	$(0.29)
Diluted	$0.69	$(0.29)
Weighted-average number of common shares outstanding:
Basic	58,057	57,722
Diluted	58,957	57,722

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	June 28, 2020	March 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$36,059	$31,375
Net receivables	324,619	313,517
Net inventories	332,210	331,293
Income tax receivable	7,649	7,626
Other current assets	21,605	25,200
Total current assets	722,142	709,011
Net property, plant, and equipment	175,569	184,733
Operating lease assets	67,237	69,024
Goodwill	83,167	83,167
Net intangible assets	301,300	306,100
Deferred charges and other non-current assets, net	39,031	39,254
Total assets	$1,388,446	$1,391,289
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$115,043	$89,996
Accrued compensation	26,990	38,806
Federal excise, use, and other taxes	20,892	19,702
Other current liabilities	106,202	98,197
Total current liabilities	269,127	246,701
Long-term debt	443,927	511,806
Deferred income tax liabilities	12,744	12,810
Long-term operating lease liabilities	71,686	73,738
Accrued pension and postemployment benefits	52,440	60,225
Other long-term liabilities	49,017	43,504
Total liabilities	898,941	948,784

Common stock — $.01 par value:
Authorized — 500,000,000 shares
Issued and outstanding — 58,066,959 shares as of June 28, 2020 and 58,038,822 shares as of March 31, 2020	581	580
Additional paid-in capital	1,746,919	1,744,096
Accumulated deficit	(919,572)	(960,048)
Accumulated other comprehensive loss	(98,774)	(100,994)
Common stock in treasury, at cost — 5,897,480 shares held as of June 28, 2020 and 5,925,617 shares held as of March 31, 2020	(239,649)	(241,129)
Total stockholders' equity	489,505	442,505
Total liabilities and stockholders' equity	$1,388,446	$1,391,289

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Three months ended
(Amounts in thousands)	June 28, 2020	June 30, 2019
Operating Activities:
Net income (loss)	$40,476	$(16,615)
Adjustments to net income (loss) to arrive at cash provided by (used for) operating activities:
Depreciation	11,533	11,290
Amortization of intangible assets	4,953	5,097
Impairment of held-for-sale assets	—	9,429
Amortization of deferred financing costs	377	580
Deferred income taxes	(94)	(168)
Loss on disposal of property, plant, and equipment	195	—
Share-based compensation	4,404	2,190
Changes in assets and liabilities:
Net receivables	(10,986)	(4,749)
Net inventories	(761)	(53,811)
Accounts payable	26,526	29,098
Accrued compensation	(11,820)	(11,026)
Accrued income taxes	982	992
Federal excise, use, and other taxes	1,180	(881)
Pension and other postretirement benefits	(6,894)	101
Other assets and liabilities	17,292	(7,695)
Cash provided by (used for) operating activities	77,363	(36,168)
Investing Activities:
Capital expenditures	(4,472)	(9,212)
Proceeds from the disposition of property, plant, and equipment	20	85
Cash used for investing activities	(4,452)	(9,127)
Financing Activities:
Borrowings on lines of credit	9,076	120,239
Payments on lines of credit	(77,332)	(60,240)
Payments made on long-term debt	—	(4,834)
Payments made for debt issuance costs	—	(103)
Payment of employee taxes related to vested stock awards	(100)	(297)
Cash (used for) provided by financing activities	(68,356)	54,765
Effect of foreign exchange rate fluctuations on cash	129	190
Increase in cash and cash equivalents	4,684	9,660
Cash and cash equivalents at beginning of period	31,375	21,935
Cash and cash equivalents at end of period	$36,059	$31,595